SECURITIES & EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

SCHEDULE 13G*
Amendment #2
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)

CRIIMI MAE Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

950241109
(CUSIP Number)

December 31, 2001
(Date of event which requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                           				Page 1 of 10 Pages
________________
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 950241109                 13G/A        Page 2 of 10 Pages

_________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
             Gotham Partners, L.P.
_________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

(a)  [X]

(b)  [ ]
_________________________________________________________________
     (3)    SEC USE ONLY
_________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            New York
_________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES
_________________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -0-
OWNED BY
_________________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING
_________________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -0-
_________________________________________________________________
   	(9)  	 AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 -0-
_________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
[ ]
_________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.0%
_________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
_________________________________________________________________

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 950241109                 13G/A        Page 3 of 10 Pages

_________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Gotham Partners III, L.P.
_________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

(a)  [X]

(b)  [ ]
_________________________________________________________________
     (3)    SEC USE ONLY
_________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            New York
_________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES
_________________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY
_________________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING
_________________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
_________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                -0-
_________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
[ ]
_________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.0%
_________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
_________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 950241109                 13G/A       Page 4 of 10 Pages

_________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Gotham International Advisors, L.L.C.
_________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

(a)  [X]

(b)  [ ]
_________________________________________________________________
     (3)    SEC USE ONLY
_________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
_________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES
_________________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY
_________________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING
_________________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
_________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                -0-
_________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
[ ]
_________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.0%
_________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 IA
_________________________________________________________________
        ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 950241109                 13G/A       Page 5 of 10 Pages

_________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Gotham Holdings II, L.L.C.
_________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

(a)  [X]

(b)  [ ]
_________________________________________________________________
     (3)    SEC USE ONLY
_________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
_________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES
_________________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY
_________________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING
_________________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
_________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                -0-
_________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
[ ]
_________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.0%
_________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 IA
_________________________________________________________________
        ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 950241109                 13G/A       Page 6 of 10 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is CRIIMI MAE Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 11200 Rockville Pike, Rockville, Maryland, 20852.


Item 2(a).     Name of Person Filing:

     This statement is filed by:

         (i) Gotham Partners, L.P., a New York limited partnership ("Gotham") with respect to the shares of Common
		  Stock directly owned by it;

	   (ii) Gotham Partners III, L.P., a New York limited partnership ("Gotham III") with respect to the shares of Common Stock directly owned by it; and

        (iii) Gotham International Advisors, L.L.C., a limited liability company organized under the laws of the State of Delaware
		  ("Gotham Advisors"), which serves as
		  investment manager to Gotham Partners
		  International, Ltd.("Gotham International"), a company organized under the laws of the Cayman Islands, with respect to the shares of Common Stock directly owned by Gotham International; and

         (iv) Gotham Holdings II, L.L.C, a limited liability company organized under the laws of the State of Delaware ("Holdings II") with respect to the shares of Common Stock directly owned by it; and

              The foregoing persons are hereinafter sometimes
         	  collectively referred to as the "Reporting Persons."  Any
              disclosures herein with respect to persons other than the Reporting Persons are made on information and belief
		  after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None,
Residence:

     The address of the business office of Gotham, Gotham Advisors, Gotham III and Holdings II is 110 East 42nd Street, 18th Floor, New York, New York, 10017. The address of the business office of Gotham International is c/o Goldman Sachs (Cayman) Trust, Limited, Harbour Centre, 2nd Floor, P.O. Box 896, George Town, Grand Cayman, Cayman Islands, British West Indies.

CUSIP No. 950241109                 13G/A        Page 7 of 10 Pages

Item 2(c).     Citizenship:

     Gotham and Gotham III are limited partnerships organized under the laws of the State of New York. Gotham Advisors and Holdings II are limited liability companies organized under the laws of the State of Delaware.

Item 2(d).     Title of Class of Securities:

     Common Stock, $0.01 par value (the "Common Stock")

Item 2(e).  CUSIP Number:

     950241109


Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a) [ ]   Broker or dealer registered under Section 15
			  of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1 (b)(1)(ii)(E),

          (f) [ ]   Employee Benefit Plan or Endowment Fund in
			  accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ]   Parent Holding Company or control person in
			  accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     Not applicable.

CUSIP No. 950241109                 13G/A        Page 8 of 10 Pages


Item 4.   Ownership.

A. Gotham Partners, L.P.
           (a) Amount beneficially owned: -0-
           (b) Percent of class: 0.0% The percentages used herein are calculated based upon the 12,938,378 shares of Common Stock issued and outstanding as of November 12,
		   2001 as reflected in the Company's Form 10-Q for the quarter ending September 30, 2001.

           (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: -0-
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: -0-

B. Gotham Partners III, L.P.
           (a) Amount beneficially owned: -0-
              (b) Percent of class: 0.0%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: -0-

C. Gotham International Advisors, L.L.C.
           (a) Amount beneficially owned: -0-
              (b) Percent of class: 0.0%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: -0-

D. Gotham Holdings II, L.L.C.
           (a) Amount beneficially owned: -0-
              (b) Percent of class: 0.0%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: -0-


Item 5.     Ownership of Five Percent or Less of a Class.

     This statement is being filed to report the fact that as of date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities. [X]

Item 6.     Ownership of More than Five Percent on Behalf of
Another Person.

     Not applicable

CUSIP No. 950241109                 13G/A        Page 9 of 10 Pages


Item 7.     Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on by the Parent
Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the
Group.

     See Item 2.


Item 9.  Notice of Dissolution of Group.

     Not applicable.


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 950241109                 13G/A       Page 10 of 10 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  December 31, 2001

                    GOTHAM PARTNERS, L.P.

                    	  By: Section H Partners, L.P.
                          	its general partner

                          By: Karenina Corporation,
                              a general partner of Section H
					Partners, L.P.

                          By: /s/ William A. Ackman
                              William A. Ackman
                              President


  			  GOTHAM INTERNATIONAL ADVISORS, L.L.C.

                          By: /s/ William A. Ackman
                              William A. Ackman
                              Senior Managing Member

                    GOTHAM PARTNERS III, L.P.

                    	  By: Section H Partners, L.P.
                          	its general partner

                          By: Karenina Corporation,
                              a general partner of Section H
					Partners, L.P.

                          By: /s/ William A. Ackman
                              William A. Ackman
                              President

			  GOTHAM HOLDINGS II, L.L.C.

                    	  By: Gotham Holdings Management, L.L.C.,
                          	the Investment Manager

                          By: /s/ William A. Ackman
                              William A. Ackman
                              Managing Member